EXHIBIT 99

PRESS RELEASE

FOR MORE INFORMATION CONTACT: David W. Heeter, CEO 765-747-2880 Timothy J. McArdle, CFO 765-747-2818	FOR IMMEDIATE RELEASE: November 21, 2006

MutualFirst Takes Steps to Reposition Balance Sheet.

MutualFirst financial (NASDAQ: MFSF) announced today several activities expected to enhance the repositioning of its balance sheet and improve earnings.

MutualFirst Financial has sold nearly $25 million of significantly below market, fixed-rate mortgage loans. These loans have in part, been funded with borrowings at a higher interest rate. This sale furthers the strategy MutualFirst has subscribed to in order to better position the company in adverse interest rate environments.

"The continued difficult interest rate environment we are currently operating within has required us to look for ways to accelerate a change in our balance sheet that will lessen margin pressure and interest rate risk," said President and CEO David Heeter.

"This sale will generate a pre-tax loss of approximately $1.1 million, but will help offset continued pressure on our interest rate margin." Heeter added, "Proceeds from the sale will be used to pay off Federal Home Loan Bank borrowings as we continue to seek ways to manage the volatile cost of funding loan production."

MutualFirst will also accelerate the expensing of several items this quarter, including the payment of compensation due to acquired personnel over the past fifteen months. These expense activities are anticipated to total less than $300,000 pre-tax and will reduce expenses moving forward.

The expense of these activities is expected to be largely offset by non-ordinary income. Mutual Federal Savings Bank has entered into an agreement to trade a piece of property it originally acquired for a branch site in Elkhart County for an adjacent property of more value and $750,000 in cash that will generate a substantial gain. It is anticipated that this transaction will occur yet this year. It is also anticipated that construction of a new Elkhart County facility on this new site will begin early in 2007.

MutualFirst Financial, Inc. through its wholly owned subsidiary, Mutual Federal Savings Bank, currently offers financial services through a network of twenty-one full-service offices in Delaware, Randolph, Kosciusko, Grant and Wabash Counties in Indiana and via the Internet.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.